DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)
Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

Creative Enterprises International, Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

ARTICLE I is hereby amended to change the name of the corporation to “Skinny Nutritional Corp.”

ARTICLE IV is hereby amended to increase the authorized number of shares of the corporation’s capital stock to 250,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of undesignated preferred stock, par value $.001 per share.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 20,743,693 of 38,099,860 shares. .*

4. Effective date of filing (optional):	December 27, 2006
(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required):	/s/ Donald J. McDonald	[m1]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 09/29/05

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Filing Instructions for the Amendments Division

IMPORTANT: READ ALL INSTRUCTIONS CAREFULLY BEFORE COMPLETING FORM.

Dear Customer: We value your patronage and desire to provide you the best service possible. In an effort to facilitate your filing we would appreciate your taking a moment to read the following before submitting your document. Failure to include any of the information required on the form may cause the filing to be rejected.

-Thank you-

1.)  One file stamped copy of the filing will be returned at no additional charge. To receive a certified copy, enclose an additional $30.00 per certification. A copy fee of $2.00 per page is required for each additional copy generated when ordering 2 or more file stamped or certified copies. Appropriate instructions must accompany your order.

2.)  If paying for expedite service, include and highlight the word “EXPEDITE” in your correspondence.

3.)  Verify filing is submitted on the correct form prescribed by the Secretary of State.

4.)  Forms must include appropriate signatures as required.

5.)  If applicable, include the appropriate names and addresses as requested on the form.

6.)  If adding new managers or general partners, their names and addresses must be set forth.

7.)  Documents must reflect the complete name of the entity as registered with the Secretary of State.

8.)  Attach all pages that are referenced as attachments.

9.)  All documents must be legible for filming and/or scanning.

10.)  If filing restated articles (containing newly amended articles, deletions or additions), provide a form prescribed by the Secretary of State indicating which articles have been amended, deleted or added. Furthermore, the articles must contain the necessary amendment language as required by the statutes governing amendments for that type of business entity.

11.)  Verify that the status of the entity is not revoked. Verification may be made by visiting our Web site at www.secretaryofstate.biz or calling this office.

12.)  The correct filing date must be provided when required.

13.)  All required information must be completed and appropriate boxes checked or filing will be rejected.

14.) Please contact this office for assistance if you are unsure of the filing fee for your document.

15.) All forms may be ordered by phone to be sent by facsimile through the Secretary of State’s DOCUMENT- ON-DEMAND service by dialing (800) 583-9486. They may also be downloaded from our Web site www.secretaryofstate.biz . The Nevada Revised Statutes may be obtained at http://www.leg.state.nv.us/NRS.

Filing may be submitted at the office of the Secretary of State or by mail at the following addresses:

(Regular and Expedited Filings Accepted) Secretary of State Amendments Division 204 N. Carson Street, Suite 1 Carson City, NV 89701-4299 775-684-5708 Fax 775-684-5731	(Expedited Filings Only) Secretary of State-Satellite Office Commercial Recordings Division 555 E. Washington Avenue, Suite 4000 Las Vegas, NV 89101 702-486-2880 Fax 702-486-2888

Nevada Secretary of State Form AM INSTRUCTIONS 2003

Revised on: 09/29/05